Manpower Inc.
               5301 North Ironwood Road
              Milwaukee, Wisconsin  53217


                    April 26, 1999



Mr. Mitchell S. Fromstein:

     This letter will confirm our agreement with respect to your resignation from full-time service with Manpower Inc. (the "Corporation") and your continuing advisory relationship with the Corporation. We have agreed as follows:

     1. Resignation. By executing this letter, you resign from your positions as Chairman and a member of the Board of Directors, as President and Chief Executive
Officer of the Corporation, as a trustee of each of the benefit plans of the Corporation for which you currently serve as trustee, and as a director and/or officer of each subsidiary and affiliate of the Corporation for which you currently serve as a director and/or officer, all effective as of April 30, 1999 (the "Effective Date"). As of the Effective Date, the Board of Directors has appointed you Chairman Emeritus.

     2.   1999 Compensation.  The Corporation will pay you
your full base salary through the Effective Date at the
rate now in effect.   In accordance with your
Employment Agreement dated September 16, 1987, as amended, the Corporation will also pay you as an incentive bonus for 1999 an amount equal to the product of (i) the incentive bonus which would have been payable to you had your full-time employment with the Corporation not terminated pursuant to this letter agreement and (ii) a fraction the numerator of which is 120, and the denominator of which is 365. Your incentive bonus for 1999 will be payable at the time the incentive bonus is normally payable.

     3. Supplemental Benefit. In accordance with the terms of your Employment Agreement dated September 16, 1987, as amended, the Corporation will pay you supplemental retirement pay equal to Five Million Two
Hundred Eighty-Seven Thousand Seven Hundred Eleven
Dollars ($5,287,711). Notwithstanding the terms of such agreement, such amount will be payable in a lump sum on July 1, 1999

     4.   Benefits.

          (a) In accordance with the terms of your Employment Agreement dated September 16, 1987, as amended, for the remainder of the lives of you and your spouse, regardless of any eligibility rules in effect at any time and regardless of your age, the Corporation will arrange to provide you and your spouse, at the Corporation's expense, with full coverage under medical and dental plans of the Corporation having benefits at least as favorable as those existing under the Corporation's plans in effect on

     September 16, 1990,
     and any increased benefits as may thereafter have been or may be provided from time to time under any such plan or substitute therefor or modification thereof;
     and notwithstanding any provision of any such plan to the contrary, neither you nor your spouse will be required to make any additional payment in order to obtain this coverage. In the event that your participation in any such plan is prohibited by the terms and provisions thereof or the Corporation otherwise cannot offer such benefits under its plans, the Corporation will provide alternative coverage for you and your spouse for each of your remaining lives, as nearly as practicable, equivalent to that which you and your spouse would otherwise be entitled under this
     Section 4(a).

          (b) In addition to other payments under this letter, the Corporation will make equal monthly payments to you for your lifetime (or to your spouse for her lifetime if you predecease her) in such amount as is necessary to assure that the total payments received by you (or your spouse) under this
     Section 4(b) and under the Manpower Inc. Retirement Plan and the Manpower Inc. Deferred Compensation Plan will equal Seven Hundred Fifty Thousand Dollars ($750,000) per year; provided, however, that if you were to remarry, the amount payable under this
     Section 4(b) to your new spouse during her lifetime if you predecease her shall not exceed the actuarial equivalent as of the time of your death of the amount which would be payable to a spouse with the birth date of your present spouse. These monthly payments will commence on the first day of the month immediately after the month in which the Effective Date occurs, and will continue on the first day of each calendar month thereafter for the life of the survivor of you and your spouse.

          (c) Except for the retirement benefits and medical and dental insurance set forth in this
     Section 4, any accrued benefits under company plans and the stock options referred to in Section 8, below, and any employee benefits provided by law, you shall not receive on or after April 30, 1999, any employee benefits or perquisites from the Corporation or be entitled to participate in any Corporation stock or other benefit plans.

     5.   Advisory Services.  Beginning on the Effective
Date and continuing until the date three years thereafter unless earlier terminated under Section 14 hereof (the "Advisory Period"), you will be employed by the Corporation on a part-time basis to render such advice and assistance respecting the affairs and activities of the Corporation and its direct or indirect subsidiaries (collectively, the "Manpower
Group") as the Chairman of the Board of Directors or a senior executive officer of the Corporation may from time to time reasonably request, contemplated to include advice and assistance as requested relating to management transition issues, customers and franchisees, and investor relations matters. Your advisory services will be performed at such times as are mutually agreed upon by you and the Corporation.
During the Advisory Period, you may engage in other activities, subject to the restrictions set forth in Sections 10 through 12 hereof. At the end of the Advisory Period, your employment will terminate.

     6. Advisory Fee. In consideration of the advisory services to be performed by you pursuant hereto, and in partial consideration of your other obligations under this letter, the Corporation will pay you during the Advisory Period an annual salary (the "Advisory Fee") of

Five Hundred Thousand Dollars ($500,000).  The
Advisory Fee will be payable in installments according to the standard payroll practice of the Corporation.

     7. Expense Reimbursement. The Corporation will reimburse you for all reasonable out-of-pocket expenses incurred by you in the course of performing advisory services requested by the Corporation and approved by the Chief Executive Officer during the Advisory Period, subject to your compliance with the guidelines or rules of the Corporation concerning expense reimbursement.

     8.   Stock Options.  The Corporation confirms that:

          (a)  this letter agreement will not affect
     your rights with respect to the options you hold to purchase shares of the Corporation's stock under the Nonstatutory Stock Option granted
     May 31, 1991, the Nonstatutory Stock Option granted February 10, 1992, and the Nonstatutory
     Stock Option Agreement executed as of April 26,
     1999 (the "Grant Documents");

          (b)  your employment will not be considered
     to have terminated for purposes of determining your rights with respect to such options until the termination of the Advisory Period; and

          (c)  the 1991 Executive Stock Option and
     Restricted Stock Plan (the "1991 Plan") has been amended to provide for a period of one year, as opposed to three months as originally provided, following the cessation of employment due to retirement (as described in the 1991 Plan) to exercise any option held under the 1991 Plan, and the 1991 Plan as so amended will govern your rights with respect to such options notwithstanding the terms of the applicable Grant
     Documents.

     9. Office and Secretary. The Corporation shall provide to you reasonable and reasonably equipped office space in a location to be mutually agreed upon between you and the Corporation and secretarial assistance during the Advisory Period and for a period of two years thereafter.

     10.  Nondisclosure Agreement.  You will not,
directly or indirectly, at any time during the Advisory
Period or during the two-year period immediately following the termination of the Advisory Period, use for yourself or others, or disclose to others, any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure.
"Confidential Information" shall mean all business information (whether or not in written form) which relates to any company in the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, computer software, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists.
This obligation will survive the termination of your employment for a period of two years and will not be construed to in any way limit the Corporation's rights to protect confidential information which constitute trade secrets under applicable trade secrets law even after such two-year period. Upon your termination of employment with the Manpower Group, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

     11.  Noncompetition Agreement.  During the
Advisory Period, you will not directly or indirectly assist any competitor of the Manpower Group in any capacity. In addition, you will not at any time during the two-year period following the termination of the Advisory Period, either directly or indirectly:

          (a)  Contact any customer or prospective
     customer of the Manpower Group with whom you have had contact on behalf of the Manpower
     Group during the two-year period preceding the date of such termination or any customer or prospective customer about whom you obtained
     Confidential Information (as defined below) in connection with your employment by the Manpower
     Group during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Manpower Group not to do business or to reduce such customer's business with the Manpower Group or divert any business from the Manpower Group.

          (b)  Provide services or assistance of a
     nature similar to the services provided to the Manpower Group during the term of your full-time and/or part-time employment with the Manpower Group to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the date when the Advisory Period terminates which has, together with its affiliated entities, annual revenues from such business in excess of US
     $500,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such two-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while employed by the Manpower Group and would involve the use or disclosure of Confidential Information pertaining to the Manpower Group.

     12. Nonsolicitation of Employees. You agree that you will not, at any time during the Advisory Period or during the two-year period immediately following the termination of the Advisory Period, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of any company in the Manpower Group, or has been such an employee within the preceding three months, to terminate his or her employment with the Manpower Group so as to accept employment elsewhere.

     13.  Requests for Services; Injunction.  The
restrictions imposed by Sections 10 through 12, above, will not apply in circumstances where you have been asked to perform services that might otherwise involve a violation of such Sections. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 10 through 12, above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief
(without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

     14.  Termination of Advisory Period.  The Advisory
Period shall terminate prior to the date three years after the Effective Date upon the occurrence of any of the following.

          (a) Death. The Advisory Period shall terminate upon your death.

          (b) Cause. The Corporation may terminate the Advisory Period for "Cause." As used in this letter, "Cause" shall include (i) your willful and continued failure to substantially perform your duties with the Corporation after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within ten days after receiving such demand, (ii) your willful engaging in conduct which is demonstrably and materially injurious to the Manpower Group, monetarily or otherwise, (iii) any dishonest or fraudulent conduct which results or is intended to result in gain to you or your personal enrichment at the expense of the Manpower Group, or (iv) your conviction of a felony, misdemeanor or criminal offense, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction which impairs your ability substantially to perform your duties with the Corporation.

          (c) Voluntary Termination.  You may terminate the
     Advisory Period at any time by delivering notice to the Corporation of your election to terminate.

     15. Nondisparagement. As of the Effective Date, the Manpower Group agrees to maintain a positive and constructive attitude and demeanor toward you, and agrees to refrain from making any derogatory comments or statements of a negative nature about you.
Likewise, as of the Effective Date, you agree to maintain a positive and constructive attitude and demeanor toward the Manpower Group, and agree to refrain from making derogatory comments or statements of a negative nature about the Manpower Group, its officers, directors, shareholders, agents, partners, representatives and employees, to anyone.

     16.  Release of Claims.

          (a) Release of Claims by You. As further consideration for the benefits and payments to you as described in this letter (which you acknowledge to be greater, in their totality, than any benefits due you absent the commitments being made by the Corporation in this letter), you hereby irrevocably and unconditionally release, waive, and fully and forever discharge all companies within the Manpower Group and their past and current agents, servants, officers, directors, stockholders, attorneys, and employees and their respective successors and assigns (the "Released Parties") from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this letter confirming your agreement to its terms as provided below, including, without limitation, any and all claims relating to or arising out of your employment by the Manpower Group and also including any claim that might arise regarding our agreement set forth above providing for your reduction to part-time employment and your eventual termination of employment at the end of the Advisory Period. This release of claims includes, but is not limited to, any claims or remedies arising under or affected by the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans With Disabilities Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, the Wisconsin Fair Employment Act, as amended, the Wisconsin Family and Medical Leave Act, or any other local, state or federal laws, whether statutorily codified or not, or any claim arising in contract or in tort. You agree to give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against any of the Released Parties regarding the matters released in this Subsection 16(a).

          (b) Release of Claims by the Manpower Group. As further consideration for the agreements being made by you as provided in this letter, the Corporation, on behalf of all companies within the Manpower Group, hereby irrevocably and unconditionally releases, waives, and fully and forever discharges you and your successors and assigns from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this letter confirming your agreement to its terms as provided below.

          (c) Scope of Release. Nothing in the waivers or releases set forth in this letter shall be construed to constitute any release or waiver by you of any rights or claims against the Manpower Group, or by the Manpower Group against you, arising under this letter.

          (d) Waiver of Reinstatement. You waive any and all rights to reinstatement to full-time employment, and hereby agree not to reapply for full-time employment with any company in the Manpower Group.

          (e) Representations. You represent and warrant to the Corporation that: (i) BY SIGNING THIS LETTER TO CONFIRM YOUR AGREEMENT, YOU UNDERSTAND THAT YOU HEREBY WAIVE AND RELEASE ANY AND ALL RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION

     IN EMPLOYMENT ACT OF 1967,
     AS AMENDED, ITS STATE LAW EQUIVALENT AND ALL OTHER CLAIMS AGAINST THE CORPORATION ARISING UP TO AND INCLUDING THE DATE YOU SIGN THIS LETTER, AND ANY CLAIM ARISING FROM YOUR RESIGNATION FROM FULL-TIME EMPLOYMENT, (ii) you have executed this letter to confirm your agreement on the date set forth below your name on the signature page hereof, (iii) you have carefully read this letter, you know and understand its contents, you signed this letter freely and voluntarily, and you intend to be bound by it, and (iv) you are not relying on any representations, statements, or promises whatsoever of the Corporation or anyone else, other than as set forth in this letter, as an inducement to execute this letter.

          (f) No Admission. Nothing in this letter shall be deemed an admission by you or any company in the Manpower Group of liability or wrongdoing of any nature.

     17.  Execution and Revocation Rights.

          (a) You have the right to sign this letter, confirming your agreement, any time within twenty-one
     (21) calendar days following receipt of the letter.

          (b) Following the date you sign, you have the right to revoke the agreement reflected by this letter at any time within seven (7) calendar days of your signing it, not including the date of your signing (the "Revocation Period"). Any notice of revocation shall be deemed effective when it is deemed to have been given as provided below. Our agreement as reflected by this letter will not become effective or enforceable until the Revocation Period has expired. If you give a notice of revocation during the Revocation Period, this agreement reflected by this letter will be null and void, all rights and claims of the parties which would have existed, but for the execution of this letter, will be restored.

     18. Company Car. You have the right to purchase the car provided to you by the Corporation during the twelve month period immediately preceding the Effective
Date, at the book value thereof on the Effective Date, exercisable within thirty days after the Effective
Date. If you do not purchase the car, you agree to return it to the Corporation within thirty days after the Effective Date.

     19. Successors; Binding Agreement. This letter agreement will be binding on any successor of the Corporation and will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     20. Notices. Any notice required or permitted to be given or made hereunder shall be sufficient if, and occur when, hand delivered, mailed postage prepaid, sent by prepaid express or courier service or sent by facsimile transmission and actually received, to the party to receive such notice at its address set forth beneath its signature hereto or to such changed address as such party shall designate by proper notice to the other.

     21.  Previous Agreement.  This letter, upon
acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation or the Manpower Group, the termination of such employment, or compensation or benefits to be provided by Manpower Group, including, but not limited to, your Employment Agreement dated
September 16, 1987, as amended, and all such agreements and understandings shall have no further force or effect.

     22. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

     23. Withholding. The amounts payable to you hereunder are stated before deductions, if any, required to be made by the Corporation under applicable law.
     If this letter correctly sets forth your understanding of our agreement, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

     THIS LETTER WAIVES LEGAL CLAIMS AGAINST THE
CORPORATION, INCLUDING POTENTIAL AGE DISCRIMINATION AND
OTHER CLAIMS.  YOU ARE ADVISED TO CONSULT YOUR OWN
ATTORNEY PRIOR TO SIGNING THE DOCUMENT.  YOU HAVE
TWENTY-ONE (21) DAYS TO SIGN THIS LETTER.  YOU CAN
REVOKE YOUR ACCEPTANCE AS PROVIDED IN THIS LETTER.
YOUR DECISION TO SIGN THIS LETTER MUST BE KNOWING AND
VOLUNTARY.

                                        Sincerely,

                                        MANPOWER INC.



                                        By: /s/ Michael J. Van Handel
                                           ----------------------------
                                        Address for Notice:
                                        5301 North Ironwood Road
                                        Milwaukee, WI 53217
                                        Attn: President
Agreed this 26th day of April, 1999.


/s/ Mitchell S. Fromstein
-------------------------
Mitchell S. Fromstein

Address for Notice:
1501 East Fox Lane
Milwaukee, WI 53217